                            STORAGE EQUITIES, INC.

                 EXHIBIT 23 - CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Prospectus of Storage Equities, Inc. (included in the Registration Statement on Form S-3 (No. 33-54755) for the registration of shares of its preferred stock, shares of its common stock and warrants for the purchase of its preferred stock and common stock and to the incorporation by reference therein of our report dated February 7, 1995, except for Note 13, for which the date is March 13, 1995 with respect to the consolidated financial statements and schedules of Storage Equities, Inc. in its Annual Report on Form 10-K as amended by a Form 10-K/A (Amendment No. 2) dated April 21, 1995 for the year ended December 31, 1994 filed with the Securities and Exchange Commission.

     We also consent to the incorporation by reference of our report dated July 10, 1995 on the combined statements of assets, liabilities and deficit of the property management and advisory businesses of Public Storage, Inc. as of December 31, 1994 and 1993 and the related combined statements of operations and cash flows for each of the three years in the period ended December 31, 1994, and our report dated July 10, 1995 on the combined summaries of historical information relating to real estate interests to be acquired for each of the three years in the period ended December 31, 1994, in the Registration Statement on Form S-3 (No. 33-54755) and related Prospectus.

                                            ERNST & YOUNG LLP

Los Angeles, California
July 19, 1995